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                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Cass Commercial Corporation:

We consent to incorporation by reference in the registration statements
No. 33-91456, No. 33-91568, No. 333-44497, and No. 333-44499 on Form S-8
of Cass Commercial Corporation (Cass) of our report dated January 29, 1998, relating to the consolidated balance sheets of Cass Commercial Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Cass.



                                       /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
March 13, 1998